                                         Exhibit 10.7
[FORM]
FORWARD AIR CORPORATION
RETENTION BONUS AGREEMENT
This RETENTION BONUS AGREEMENT (this “Agreement”) is made and entered into effective as of April 19, 2024 (the “Effective Date”) by and among Forward Air Corporation (the “Company”) and _____________ (the “Recipient”). The Recipient and the Company are each a “party” and together are “parties” to this Agreement.
WHEREAS, the Recipient is employed by a member of the Company Group (as defined below); and
WHEREAS, the Company considers it to be in the best interests of the Company Group (as defined below) and its shareholders to reinforce and encourage the continued attention and dedication of the Recipient to the Company Group.
NOW, THEREFORE, in consideration of the foregoing and other respective covenants and agreements of the parties herein contained, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Recipient agree as follows:
1.Company’s Covenants Summarized
In order to induce the Recipient to remain in the employ of the Company Group, the Company shall pay, or shall cause another member of the Company Group to pay, the Recipient the Retention Bonus described herein. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Recipient and any member of the Company Group, the Recipient shall not have any rights to be retained in the employ of any member of the Company Group.
2.Certain Definitions
(a)“Cause” shall have the same meaning as defined in the Company’s 2016 Omnibus Incentive Compensation Plan, as in effect on the date hereof.
(b)“Company Group” shall mean the Company, together with any direct or indirect parent and subsidiary of the Company.
(c) “Continuous Service” shall mean the uninterrupted provision of services to the Company and/or any other member of the Company Group as employee. For purposes of this Agreement, Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence (including, without limitation, sick leave, military leave, vacation, short or long-term disability leave or any other authorized personal leave); or (ii) transfers of employment among the Company and/or any other member of the Company Group.

(d)“Qualifying Termination” means the Recipient’s Continuous Service is terminated without Cause by the Company or the applicable employing entity in the Company Group. For the avoidance of doubt, the Recipient shall not have a Qualifying Termination if the Recipient: (i) voluntarily resigns; (ii) voluntarily retires; (iii) is terminated for Cause or (iv) has a termination of Continuous Service because of death or disability.
(e) “Person” means an individual, corporation, partnership, limited liability company, association, trust, other entity, group or organization including a government authority.
(f)“Release Agreement” means the general waiver and release of claims in substantially the form attached as Appendix B to the Company’s Executive Severance and Change in Control Plan, as in effect on the date hereof.
3.Retention Bonus Provisions
(a)Retention Bonus. The Recipient shall be eligible earn a retention bonus in an amount equal to $____________ (the “Retention Bonus”) if the Recipient remains in Continuous Service at all times from the Effective Date until the twelve (12) month anniversary of the Effective Date (such anniversary, the “Retention Date”), in which case the Retention Bonus shall be paid as soon as reasonably practicable after the Retention Date and in no event more than thirty (30) days after the Retention Date.
(b)Forfeiture. Notwithstanding anything to the contrary in this Agreement, the Recipient shall automatically and without notice forfeit any and all rights the Recipient may have in the unpaid portion of the Retention Bonus in the event that the Recipient’s Continuous Service terminates for any reason other than a Qualifying Termination.
(c)Qualifying Termination. Notwithstanding anything to the contrary in this Agreement, if and only if there is a Qualifying Termination prior to the Retention Date, the Retention Bonus shall be accelerated and paid to the Recipient no later than sixty (60) days following a Qualifying Termination subject to the Recipient’s execution of the Release Agreement (and the revocation period related to the Release Agreement, if any, shall have lapsed without revocation having been made). Notwithstanding anything herein to the contrary, if the above referenced sixty (60) day period crosses two taxable years, such Retention Bonus shall be made in the second taxable year.
4.Successors
(a)This Agreement is personal to the Recipient and, without the prior written consent of the Company, shall not be assignable by the Recipient otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Recipient’s legal representatives.
(b)This Agreement shall inure to the benefit of and be binding upon and enforceable against the Company and its successors and assigns.

5.Miscellaneous
(a)The parties agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of Tennessee applicable to contracts executed and performed within that state without regard to conflict of laws principles which would require the application of any other jurisdiction.
(b)All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
(c)Nothing in this Agreement or in any instrument executed pursuant hereto shall confer upon any person any right to continue in the employment or other service of the Company Group, or shall affect the right of any member of the Company Group to terminate the employment or other service of any person at any time and for any reason.
(d)Any and all amounts payable hereunder to the Recipient shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Company Group and no Person shall have nor acquire any interest in any such asset by virtue of the provisions of this Agreement. The Company’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that the Recipient or any Person acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company and no such Person shall have nor acquire any legal or equitable right, interest or claim in or to any property or assets of the Company Group.
(e)All payments made pursuant to this Agreement will be subject to applicable withholding as required by applicable law, including withholding of applicable income and employment taxes.
(f)This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
(g)The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(h)This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof. No future agreements between the Company and Recipient may supersede this Agreement unless they are in writing and specifically mention this Agreement.
(i)The Recipient shall not disclose any of the terms of this Agreement, including the amount of the Retention Bonus, to anyone other than the Recipient’s personal tax, legal and financial advisers.

(j)This Agreement is intended to comply with or be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder (“Section 409A”). In no event whatsoever shall the Company, its subsidiaries, affiliates, officers, directors, employees, agents or any member of the Company Group be liable for any additional tax, interest or penalty that may be imposed on the Recipient by Section 409A or any other law or damages for failing to comply with Section 409A or any other law as a result of the payment of any compensation hereunder. For purposes of Section 409A, the Recipient’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of a Qualifying Termination shall be made unless and until the Recipient incurs a “separation from service” within the meaning of Section 409A.
[SIGNATURES CONTAINED ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this agreement to be executed in its name on its behalf, all as of the day and year first above written.
    [INSERT NAME]:

Address:

FORWARD AIR CORPORATION
By:
Name:
Title:

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